As filed with the Securities and Exchange Commission on May 4, 2004

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bank Mutual Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	39-2004336
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4949 West Brown Deer Road
Milwaukee, Wisconsin	53223
(Address of Principal Executive Offices)	(Zip Code)

Bank Mutual Corporation 2004 Stock Incentive Plan

(Full title of the plans)

Copy to:
MICHAEL T. CROWLEY, JR.	KENNETH V. HALLETT
Bank Mutual Corporation	Quarles & Brady LLP
4949 West Brown Deer Road	411 East Wisconsin Avenue
Milwaukee, Wisconsin 53233	Milwaukee, Wisconsin 53202

(Name and address of agent for service)

(414) 354-1500

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $.01 par value	5,748,883	(2)	$60,939,881	$7,721

(1)	The Plan provides for equitable adjustment of all shares in the event of stock splits on dividends, and this registration statement also covers any such shares issuable as a result of any future stock splits or dividends.

(2)	Pursuant to Rule 457(h), estimated solely for computing the registration fee, based upon: (a) as to 3,330,000 shares, the $10.673 actual option exercise prices or deemed award value thereof; and (b) as to the balance, the $10.50 average of the high and low trading prices of Bank Mutual Common Stock on the Nasdaq Stock Market on April 30, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Bank Mutual Corporation (the “Registrant”) (Commission File No. 000-31207) with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 are incorporated herein by reference:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

•	Description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A, as amended by Form 8-A/A dated October 29, 2003, and any future amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant or the plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

Not applicable. See last bullet point in Item 3 above.

Item 5. Interests of Named Experts and Counsel.

At May 4, 2004, Quarles & Brady LLP attorneys providing services in connection herewith owned approximately 10,192 shares of Bank Mutual Corporation common stock.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the Wisconsin Business Corporation Law (“WBCL”). Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant, unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant’s articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

Under Section 180.0833 of the WBCL, directors of the Registrant against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which they assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.

The Registrant’s Bylaws contain provisions that generally parallel the indemnification provisions of the WBCL, make mandatory certain of the permissive indemnities and cover certain procedural matters not dealt with in the WBCL. Directors and officers of the Registrant are also covered by directors’ and officers’ liability insurance under which they are insured (subject to exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index following the Signatures pages in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans’ annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Brown Deer, State of Wisconsin, on May 4, 2004.

BANK MUTUAL CORPORATION (Registrant)

/s/ Michael T. Crowley, Jr.

By: Michael T. Crowley, Jr. Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes Michael T. Crowley, Jr. and Eugene H. Maurer, Jr., or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of such person, individually, and in each capacity stated below or otherwise, and to file, any and all amendments to this registration statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.*

Signature and Title

/s/ Michael T. Crowley, Jr.	/s/ Mark C. Herr

Michael T. Crowley, Jr., Chairman, President and Chief Executive Officer (Principal Executive Officer) and Director	Mark C. Herr, Director

/s/ Rick B. Colberg	/s/ Thomas J. Lopina, Sr.

Rick B. Colberg, Chief Financial Officer (Principal Financial Officer)	Thomas J. Lopina, Director

/s/ Marlene M. Scholz	/s/ William J. Mielke

Marlene M. Scholz, Senior Vice President (Principal Accounting Officer)	William J. Mielke, Director

/s/ Thomas H. Buestrin	/s/ Robert B. Olson

Thomas H. Buestrin, Director	Robert B. Olson, Director

/s/ Michael T. Crowley, Sr.	/s/ David J. Rolfs

Michael T. Crowley, Sr., Director	David J. Rolfs, Director

/s/ Raymond W. Dwyer	/s/ J. Gus Swoboda

Raymond W. Dwyer, Jr., Director	J. Gus Swoboda, Director

*Each of the above signatures is affixed as of May 4, 2004.

Bank Mutual Corporation

(the “Registrant”)

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description	Incorporated Herein By Reference To	Filed Herewith

4.1	Restated Articles of Incorporation of Registrant	Exhibit 3(i) to the Registrant’s Form S-1 (No. 333-105685) as amended (“Form S-1”)

4.2	Bylaws of the Registrant	Exhibit 3(ii) to Form S-1

4.3	Plan of Restructuring of Bank Mutual Corporation and Bank Mutual Bancorp, MHC dated April 21, 2003, as amended and restated on July 7, 2003	Exhibit 2.1 to Form S-1

5.1	Opinion of Quarles & Brady LLP		X

23.1	Consent of Ernst & Young LLP		X

23.2	Consent of Quarles & Brady LLP		Contained in Exhibit 5.1

24.1	Power of Attorney		Contained in Signatures page to this Registration Statement

99.1	Text of the Plan	Appendix A to the Registrant’s Definitive Proxy Material for 2004 Annual Meeting of Shareholders